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Exhibit 10.6

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 23rd day of January, 2006, is entered into among Daniel J. Lacienski ("Employee"), Alphatec Spine, Inc., a California corporation (the "Company"), and Alphatec Holdings, Inc., a Delaware corporation ("Parent").

        1.    Employment.    Employee's employment with the Company shall commence on February 6, 2006 (the "Commencement Date") and shall continue upon the terms set forth in this Agreement for the period set forth in Section 2 hereof.

        2.    Term of Employment.

          (a)   Until such time as either the Employee or the Company terminates the employment as set forth herein, the term of the Employee's employment shall be three years from the Commencement Date (the "Initial Term").

          (b)   The Initial Term shall be automatically renewed as of each anniversary of the Commencement Date for an additional twelve-month period unless the Company or the Employee delivers to the other, at least 30 days prior to each anniversary date, written notice specifying that the Employee's employment will not be renewed at the end of the then-applicable term of the Agreement.

        3.    Title; Capacity; Office.

          (a) The Company shall employ Employee, and Employee agrees to work for the Company as its Executive Vice President, Operations. Employee shall perform the duties and responsibilities inherent in the position in which he serves and such other duties and responsibilities as the Chairman shall from time to time reasonably assign to him. Employee shall report to the Chairman.

          (b) Employee's office shall be located at the Company's headquarters in Carlsbad, California, or at such other corporate headquarters approved by the Board of Directors (the "Board"). Employee agrees that, while he will retain his residence in the Western Massachusetts area, he will not be, and will act in a way that he will not be perceived as, a commuter executive.

        4.    Compensation and Benefits.    While employed by the Company, Employee shall be entitled to the following (it being agreed, for the avoidance of doubt, that, except as provided in Section 6.2, amounts payable on the happening of any specified event will not be payable if the Employee is not employed by the Company upon the happening of such event):

          4.1    Salary.    The Company shall pay Employee an annual base salary of $285,000.00, less applicable payroll withholdings, payable in accordance with the Company's customary payroll practices, with salary increases, if any, to be determined by the Chairman on an annual basis beginning January, 2007.

          4.2    Performance Bonus.    Employee will be eligible to receive a cash performance bonus each fiscal year, payable the conclusion of the Company's end of the fiscal year audit, in an amount of up to 50% of the base salary received by Employee for such fiscal year. Performance bonuses shall be based upon the achievement of objectives established by the Chairman.

          4.3    Fringe Benefits.    Employee will be entitled to participate in all benefit programs that the Company establishes and makes available to its management Employees. Employee will also be entitled to take fully paid vacation in accordance with Company policy, which shall be not less than four (4) weeks per calendar year, with no forfeiture for unused vacation days.

          4.4    Reimbursement of Expenses.    Employee shall be entitled to prompt reimbursement for reasonable expenses set forth on Schedule I incurred or paid by his in connection with, or related to the performance of, his duties, responsibilities or services under this Agreement, upon presentation by Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request.

          4.5    Equity.    Upon the Commencement Date, Employee shall be granted options to purchase 35,000 shares of Series A-1 Common Stock of Parent. The options shall be issued at the fair market value of the Series A-1 Common Stock on the date of issuance and shall be issued pursuant to an incentive stock option agreement that shall, among other things, contain a five-year vesting period with immediate vesting upon a change of control.

        5.    Termination of Employment Period.    The Agreement shall terminate upon the occurrence of any of the following:

          5.1    Termination for Cause.    At the election of the Company, for Cause. For the purposes of this Section 5.1, "Cause" for termination shall be deemed to exist upon the occurrence of any of the following:

            (a)   a written finding by the Chairman made after reasonable investigation that Employee has engaged in dishonesty, gross negligence or gross misconduct that is injurious to the Company, and notice to such Employee of such written finding;

            (b)   Employee's conviction or entry of nolo contendere to any felony or crime involving moral turpitude, fraud or embezzlement of Company property; and

            (c)   a written finding by the Chairman that Employee has engaged in a material breach of this Agreement, and that, after written notice of the right to cure within thirty (30) days, has not cured such material breach.

          5.2    Termination by the Company Without Cause.    At the election of the Company, without Cause, at any time, upon thirty (30) days written notice to Employee. Except as provided in Section 3(a) hereof, any material change in the duties or reporting responsibilities of Employee shall be treated, at the election of Employee, as a termination without cause.

          5.3    Voluntary Termination—At the election of the Employee, for any reason, upon thirty (30) days notice to the Company.

        6.    Effect of Termination.

          6.1    Termination for Cause or at the Election of Employee.    In the event that Employee's employment is terminated for Cause pursuant to Section 5.1 or at the Election of the Employee pursuant to Section 5.3, the Company shall have no further obligations under this Agreement other than to pay to Employee the compensation and benefits, including payment for accrued but untaken vacation days, otherwise payable to his under Section 4 through the last day of his actual employment by the Company.

          6.2    Termination by the Company Without Cause.    In the event that Employee's employment is terminated pursuant to Section 5.2, the Company shall continue for a period of 12 months (the "Severance Period") to pay to Employee his annual base salary then in effect in the manner set forth in Section 4.1 and payment for accrued but untaken vacation days, and to provide benefits as set forth in section 4.5. Employee shall also continue to be eligible for bonuses pursuant to Section 4.2, despite Employee's termination, for such 12-month period; provided, however, that in the event Employee is terminated pursuant to Section 5.2 after a change in control, the Employee's bonus pursuant to Section 4.2 for the fiscal year in which Employee is terminated shall be paid upon termination, and shall not be less than 100% of his target bonus (i.e., target bonus defined as 35% of then base salary), prorated by multiplying the target bonus by the number of full or partial weeks Employee was employed during such fiscal year divided by 52 and the

  Employee shall continue to vest in is options granted pursuant to Section 4.5 during the Severance Period.

        7.    Non-disclosure and Non-competition.

          7.1    Proprietary Information.

            (a)   Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by Employee.

            (b)   Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Employee only in the performance of his duties for the Company.

            (c)   Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Employee in the course of the Company's business.

            (d)   Employee agrees that all Creations (as herein defined) shall be the property of the Company. "Creations" shall mean all ideas, prospect and customer lists, inventions, research, plans for products or services, potential marketing and sales relationships, business development strategies, marketing plans, designs, logos, branding, layouts, templates, computer software (including, without limitation, source code), computer programs, original works of authorship, copyrightable expression, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, methodologies, algorithms and designs, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by Executive solely or jointly with others to the extent relating to or otherwise in connection with Executive's employment by the Company. Employee agrees to cooperate in all respects regarding requests by the Company relating to the Company's intellectual property rights in the Creations, whether such cooperation is required during or after the termination of the employment period.

        7.2    Noncompetition; Nonsolicitation; Nondisparagement.

            (a)   During his employment with the Company, Employee shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person or entity that competes with the Company's business, whether for compensation or otherwise, or engage in any business activities competitive with the Company's business, whether alone, as an Employee, as a partner, or as a shareholder (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity of any other entity. Notwithstanding the foregoing, the expenditure of reasonable amounts of time as a member of other companies' Board of Directors shall not be deemed a breach of this if those activities do not materially interfere with the services required under this Agreement.

            (b)   For a period of one (1) year after termination of Employee's employment for any reason, Employee will not recruit solicit or induce, or attempt to induce, any Employee or Employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; provided, however, that this provision shall not apply in the event that Employee is terminated pursuant to section 5.2 following a change in control.

            (c)   During his employment with the Company and at all times thereafter, Employee shall not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company or any of its divisions, affiliates, subsidiaries or other related entities, or their respective directors, officers, employees, agents, successors and assigns (collectively, "Company-Related Parties"), including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of any Company-Related Party, and that Employee will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of any Company-Related Party.

          7.3   If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

          7.4   The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by Employee to be reasonable for such purpose. Employee agrees that any breach of this Section 7 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

        8.    Other Agreements.    Employee represents that his performance of all the terms of this Agreement as an Employee of the Company does not and will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by his in confidence or in trust prior to his employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party.

        9.    Notices.    All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) a personal delivery, or (b) deposit in the United States Post Office, by registered or certified mail, postage prepaid.

        10.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement

        11.    Amendment.    This Agreement may be amended or modified only by a written instrument executed by both the Company and Employee.

        12.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Employee are personal and shall not be assigned by his, and that the Agreement may not be assigned by the Company to any other entity without the Employee's written consent.

        13.    Miscellaneous.

          13.1    No Waiver.    No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

          13.2    Severability.    In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

          13.3    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.

          13.4    Consent to Jurisdiction.    Each of the parties hereto irrevocably consents and submits to the jurisdiction of the courts of the State of New York, sitting in the Borough of Manhattan, and the United States District Court for the Southern District of New York, sitting in the Borough of Manhattan, as the exclusive jurisdiction and venue for any actions or proceedings brought against either party hereto, arising out of or relating to this Agreement. In any such action or proceeding brought in such courts, the parties hereto irrevocably (i) waive any objection or jurisdiction or venue, (ii) waive personal service of the summons, complaint and other process and (iii) agree that service thereof may be made by certified or registered first-class mail directed to the party to be served.

          13.5    Waiver of Jury Trial.    Each of the parties hereto irrevocably waives its right to a trial by jury in any action arising out of or related to this Agreement.

          13.6    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

/s/ DANIEL J. LACIENSKI Daniel J. Lacienski
ALPHATEC SPINE, INC.
By: /s/ JOHN H. FOSTER John H. Foster Chairman
ALPHATEC HOLDINGS, INC.
By: /s/ JOHN H. FOSTER John H. Foster Chairman

Schedule I

During the term of employment, Company to provide:

(a)
Residence in California—Company to provide for rental living, e.g., comfortable furnished town home with normal maintenance and upkeep (i.e., one-to-two bedrooms) in appropriate neighborhood, with Company to approve and sign lease;

(b)
Travel expenses—Company to reimburse for first-class air travel to and from Western Massachusetts at discretion of Employee but subject to the agreement set forth in Section 3(b) hereof;

(c)
Vehicle expenses—Company to provide rental car in California;

(d)
Other Expenses—Company to reimburse, at the discretion of the Chairman, for normal business expenses associated with executive status relating to travel, airline clubs, dry cleaning and laundry while in California, meal allowance while in California, and parking while in California.

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EMPLOYMENT AGREEMENT
Schedule I